Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

UPTURN NOTES PRODUCT SUPPLEMENT

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

MEDIUM-TERM NOTES, SERIES D

Citigroup Funding Inc.

Upturn Notes

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

General Terms of Sale

The following terms will apply generally to the Upturn Notes that we will sell from time to time using this Upturn Notes product supplement and the accompanying prospectus supplement and prospectus. Information on the specific terms for a particular series of Upturn Notes, including any changes to the general terms specified below, will be set forth in a supplement which we will deliver to prospective buyers of those Upturn Notes. We refer to the supplement that sets forth the preliminary terms for a particular series of Upturn Notes as an offering summary and to the supplement that sets forth the final terms for a particular series of Upturn Notes as a pricing supplement. If the terms described in the applicable offering summary are inconsistent with the terms specified in this Upturn Notes product supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the offering summary control. The final terms set forth in a pricing supplement will supersede the preliminary terms set forth in the related offering summary.

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The Upturn Notes will mature between 3 months and 5 years from the date of issue, and there will be no payments on the Upturn Notes prior to maturity unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement.

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The amount you will receive at maturity will depend upon the note return amount which is based on the direction and the percentage change of the underlying equity specified in the applicable pricing supplement over the term of the Upturn Notes. The underlying equity may be (i) an equity index; (ii) shares of a company; (iii) American Depositary Receipts (“ADRs”) representing the ordinary shares of a company; or (iv) Exchange Traded Fund (“ETF”) shares. We refer to the publisher of the applicable index as the index publisher and applicable company or ETF as the underlying equity issuer.

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The applicable offering summary (as superseded after pricing by the related pricing supplement) will specify if a particular series of notes is subject to a downside threshold value, in which case that value will be determined on the date those notes are priced for initial sale to the public (which we refer to as the pricing date) and will be set forth in the related pricing supplement.

•	At maturity you will receive for each note that you hold:

o	if the underlying equity is an index, then:

•	$10 in cash plus a note return amount that may be positive, zero or negative.

o	if the underlying equity is shares of a company, ADRs or ETF shares, then:

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a certain number of underlying shares or ADRs, as applicable, (or, if you elect, the cash value of those shares or ADRs), which we refer to as the equity ratio, provided that, if specified in the applicable offering summary as superseded after pricing by the related pricing supplement, in certain circumstances your payment at maturity will be in cash. The equity ratio will equal (a) the sum of $10 plus a note return amount that may be positive, zero or negative; divided by (b) the ending value of the underlying shares or ADRs, as applicable.

•	The note return amount will equal:

o	if the ending value of the underlying equity has increased from its starting value, the product of (a) $10; (b) the upside participation rate specified in the applicable pricing supplement; and (c) the percentage increase in the underlying equity (provided, however, that the note return amount cannot exceed the maximum return on the notes specified in the applicable pricing supplement);

o	if the ending value of the underlying equity has decreased from its starting value, the product of (a) $10 and (b) the percentage decrease in the underlying equity (in which case the note return amount will be negative); UNLESS the note is subject to a downside threshold value but the downside threshold value is not reached (as more fully described in this product supplement), in which case the note return amount will equal zero; or

o	if the ending value of the underlying equity is equal to its starting value, zero.

■	The Upturn Notes are not principal-protected. If the note return amount is negative, the amount you will receive at maturity will be less than the $10 principal amount per note and could be zero.

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The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of Upturn Notes is expected to be listed on a securities exchange.

You should review “Description of the Notes” below and the applicable offering summary as superseded after pricing by the related pricing supplement for a description of features that apply to your Upturn Notes . Investing in the notes involves a number of risks; you should consider carefully the information under “Risk Factors Relating to the Notes” beginning on page SPS-8 of this Upturn Notes product supplement.

The notes have not been passed on by either the index publisher or the underlying equity issuer as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by either the index publisher or the underlying equity issuer, and neither makes any warranties or bears any liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Upturn Notes or determined that this Upturn Notes product supplement or any accompanying prospectus supplement, prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

May 28, 2009

SUMMARY INFORMATION — Q&A

What Are the Notes?

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the notes is not guaranteed.

Each note represents a principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that these systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

The notes are not principal protected and do not provide for earlier redemption by you or by us.

Will I Receive Any Interest or Dividend Payments on the Notes?

Unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement, we will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the underlying equity (unless and until you receive underlying equity at maturity, if applicable) or, if the underlying equity is an index, on the stocks included in that index.

What Will I Receive at Maturity?

The notes will mature between 3 months and 5 years from the date of issue. The notes pay an amount at maturity (up to the maximum return on the notes specified in the applicable pricing supplement) that will depend on the percentage increase or decrease in the ending value of the underlying equity from its starting value.

The percentage change in the underlying equity, which we refer to as the equity return percentage, will equal the following fraction, expressed as a percentage:

Ending Value - Starting Value

Starting Value

The starting value will equal the closing value of the underlying equity on the date the particular series of notes are priced for initial sale to the public which we refer to as the pricing date.

The ending value will equal the closing value of the underlying equity on the valuation date specified in the applicable offering summary as superseded after pricing by the related pricing supplement. This ending value will not change from the value fixed on the valuation date, even if the closing value of the underlying equity changes from the valuation date to maturity.

If the underlying equity is shares of a company, ADRs or ETF shares, the closing value for any date means the closing price of such shares or ADRs on that date, which for purposes of determining starting value is subject to adjustment for a number of dilution events.

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How Will the Amount Payable at Maturity Be Calculated?

•	At maturity you will receive for each note that you hold:

•	if the underlying equity is an index, then:

$10 in cash plus a note return amount that may be positive, zero or negative.

•	if the underlying equity is shares of a company, ADRs or ETF shares, then:

a certain number of underlying shares or ADRs, as applicable (or if you elect, the cash value of those shares or ADRs), which we refer to as the equity ratio, provided that, if specified in the applicable offering summary as superseded after pricing by the pricing supplement, in certain circumstances your payment at maturity will be in cash. The equity ratio will equal (a) the sum of $10 plus the note return amount; divided by (b) the ending value of the underlying shares or ADRs, as applicable. (Any fractional share or ADR will be paid in cash.)

•	The note return amount will equal:

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if the ending value of the underlying equity has increased from its starting value, the product of (a) $10; (b) the upside participation rate specified in the applicable pricing supplement; and (c) the percentage increase in the underlying equity (provided, however, that the note return amount cannot exceed the maximum return on the notes specified in the applicable pricing supplement);

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if the ending value of the underlying equity has decreased from its starting value, the product of (a) $10 and (b) the percentage decrease in the underlying equity (in which case the note return amount will be negative); UNLESS the note is subject to a downside threshold value but the downside threshold value is not reached (as more fully described below), in which case the note return amount will equal zero; or

•	if the ending value of the underlying equity is equal to its starting value, zero.

If the underlying equity is shares of a company, ADRs or ETF shares, you may elect to receive from Citigroup Funding the cash value of the shares or ADRs, as applicable, that you would otherwise receive at maturity by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before maturity and no later than 5 business days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of underlying shares or ADRs, as applicable, equal to the equity ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you underlying shares or ADRs, as applicable, based on its closing price on the valuation date. If you do not wish to receive underlying shares or ADRs at maturity under any circumstances, you should provide notice of your cash election to your broker.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the notes, and the stock delivery agent will then be obligated to purchase underlying shares or ADRs, as applicable, for you based on the closing price on the valuation date. Citigroup Global Markets Inc. has agreed to act as stock delivery agent for the notes.

The applicable offering summary (as superseded after pricing by the related pricing supplement) will specify if a particular series of notes is subject to a downside threshold value, in which case that value will be determined on the pricing date (subject to adjustment for a number of dilution events) and will be set forth in the related pricing supplement. The downside threshold value will be less than the starting value of the underlying equity and will be “reached” if the value of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the specified downside threshold value. Reaching the downside threshold value will affect the note return amount

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only if the equity return percentage is negative. If the equity return percentage is negative and the downside threshold value is reached, then the note return amount will be negative and will equal the product of (a) $10 and (b) the percentage decrease in the underlying equity. If the equity return percentage is negative but the downside threshold value has not been reached, then the note return amount will be zero and you will receive at maturity the principal amount of your notes.

The specific underlying equity issuer, underlying equity, valuation date, equity ratio (if applicable) and downside threshold value (if any) will be set forth in the applicable offering summary as superseded after pricing by the related pricing supplement.

If the Notes Are Subject to a Downside Threshold Value, How Will the Notes Be Affected?

Reaching the downside threshold value will affect the note return amount only if the ending value of the underlying equity has decreased from its starting value. Even if the equity return percentage is negative, the note return amount will not be negative unless the value of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the specified downside threshold value.

How Will the Amount Payable at Maturity Compare to the Performance of the Underlying Equity?

The amount payable to you at maturity is dependent upon the performance of the underlying equity and may be less than or greater than the amount payable on an instrument directly linked to the underlying equity. The following examples assume that the instrument directly linked to the underlying equity does not take into consideration the value of any dividends paid on the underlying equity or, if the underlying equity is an index or an ETF, on the stocks included in that index or ETF.

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If the return on the underlying equity is greater than the maximum return on the notes, the notes will provide a return that is less than the appreciation of an instrument directly linked to the underlying equity since the return on the notes is limited to that maximum return.

•	If the return on the underlying equity is greater than zero but less than the maximum return on the notes:

(i) for notes with an upside participation rate greater than 100%, the notes will provide a return that is greater than the appreciation of an instrument directly linked to the underlying equity due to the leveraged participation in the upside growth potential of the underlying equity; and

(ii) for notes with an upside participation rate equal to 100%, the notes will provide a return that is equal to the appreciation of an instrument directly linked to the underlying equity.

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For notes that are not subject to a downside threshold value, if the return on the underlying equity is less than zero over the term of the notes, the notes and an instrument directly linked to the underlying equity will participate equally in the negative return of the underlying equity.

•	For notes that are subject to a downside threshold value, if the return on the underlying equity is less than zero over the term of the notes and:

(i) the downside threshold value is reached, then the notes and an instrument directly linked to the underlying equity will participate equally in the negative return of the underlying equity; or

(ii) the downside threshold value is not reached, then an instrument directly linked to the underlying equity will participate in the negative return of the underlying equity but the notes will not participate in the negative return and at maturity you will receive an amount equal to the principal amount of the notes you hold.

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Is There a Possibility of Loss of Capital?

If the ending value of the underlying equity is less than its starting value (and, for notes that are subject to a downside threshold value, the downside threshold value is reached), at maturity you will receive less than the original principal amount of the notes (without taking into consideration coupon payments, if any, on the notes). This will be true even if the value of the underlying equity exceeded its starting value at one or more times during the term of the notes. Even if the ending value of the underlying equity is greater than its starting value, the total yield on the notes may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity. You should refer to “Risk Factors Relating to the Notes — The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this product supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For a table setting forth hypothetical amounts you could receive at maturity, see “Hypothetical Amounts Payable at Maturity” in the applicable offering summary as superseded after pricing by the related pricing supplement.

How Has the Underlying Equity Performed Historically?

The applicable offering summary as superseded after pricing by the related pricing supplement will provide certain historical information on the underlying equity. We will provide this historical information to help you evaluate the behavior of the underlying equity in recent years. However, past performance is not indicative of how the underlying equity will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes —You Will Have No Rights Against the Index Publisher or the Underlying Equity Issuer” in this product supplement.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

The tax discussions in this product supplement do not address the tax treatment of notes that are linked to the value of one or more foreign currencies or subject to a downside threshold value, which will be addressed in the applicable offering summary as superseded by the related pricing supplement. Investors considering acquiring notes linked to the value of one or more foreign currencies or subject to a downside threshold value should carefully review the applicable offering summary as superseded by the related pricing supplement and consult with their own tax advisors.

In purchasing a note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat the note for U.S. federal income tax purposes as a capped prepaid variable forward contract providing for the future purchase of, or payment based on the value of, the underlying equity at maturity. Under such treatment, for notes bearing interest, the amounts denominated as interest will be characterized as interest income includable annually in your income in accordance with your method of accounting. In addition, under such treatment, if you receive underlying equity at maturity, you will not recognize gain or loss on the purchase of the underlying equity and your tax basis in the underlying equity received generally will be equal to your purchase price for the notes. However, there is no assurance that the IRS will agree with this treatment and you may be required by the IRS to recognize gain if the value of the underlying equity received is greater than your purchase price for the notes. If you receive cash instead of the underlying equity at maturity, or upon the sale or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash received at maturity or on the sale or other taxable disposition and (ii) your purchase price for the note. In the case of notes with a term greater than one year, such gain or loss generally will be long-term capital gain or loss if you have held the notes for more than one year at the time of the disposition. You should refer to the section “Certain United States Federal Income Tax Considerations” in this product supplement for more information.

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Will the Notes Be Listed on a Stock Exchange?

The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of notes is expected to be listed on a securities exchange. Citigroup Global Markets Inc. currently intends, but will not be obligated, to make a market in each series of notes issued by Citigroup Funding. Even if a secondary market for a particular series of notes does develop, it may not be liquid and may not continue for the term of the notes of that series. You should be aware that the listing of a series of notes on an exchange does not guarantee that a liquid market will be available for those notes.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the sections “Plan of Distribution” in this product supplement, the accompanying prospectus supplement and prospectus as well as the section “Supplemental Plan of Distribution” in the applicable offering summary as superseded after pricing by the related pricing supplement. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the underlying equity or, if the underlying equity is an index or an ETF, in one or more of the stocks included in that index or ETF or in other instruments, such as options, swaps or futures, based upon the underlying equity, the stocks included in the underlying equity index or ETF, or the index underlying the ETF. This hedging activity could affect the value of the underlying equity and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this product supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each

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such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this product supplement for further information.

Are There Any Risks Associated With My Investment in the Notes?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this product supplement; “Risk Factors” in the accompanying prospectus supplement; and “Key Risk Factors” in the applicable offering summary as superseded after pricing by the related pricing supplement.

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RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the amount you receive at maturity will be based on the closing value of the underlying equity on the valuation date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the underlying equity and other events that are difficult to predict and beyond our control. In addition to the risk factors below, you should read the section “Risk Factors” in the accompanying prospectus supplement and the section “Key Risk Factors” in the applicable offering summary as superseded after pricing by the related pricing supplement.

Risk Factors Relating to All Notes

Your Investment in the Notes May Result in a Loss if the Value of the Underlying Equity Declines

The amount you receive at maturity will depend on the closing value of the underlying equity on the valuation date. As a result, the amount you receive at maturity may be less than the amount you paid for your notes. If the ending value of the underlying equity is less than the starting value of the underlying equity (and, for notes that are subject to a downside threshold value, the downside threshold value is reached), the amount you receive at maturity for each note (without taking into consideration coupon payments, if any, on the notes) will be less than the $10 you pay for each note and could be zero, in which case your investment in the notes will result in a loss. This will be true even if the value of the underlying equity at any point during the term of the notes exceeds the starting value of the underlying equity.

The Appreciation of Your Investment in the Notes Will Be Limited

As a result of the maximum return, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the underlying equity. If the ending value of the underlying equity exceeds the starting value by more than the maximum return, the appreciation on an investment in the notes will be less than the appreciation on an investment in the underlying equity or, if the underlying equity is an index, in the stocks included in that index or an investment in an instrument that was directly linked to the underlying equity but was not subject to a maximum return.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

Unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement, the notes will not pay any interest. If the ending value of the underlying equity does not increase sufficiently from its starting value, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

You Will Not Receive Any Periodic Payments on the Notes Unless Specified

Unless specified otherwise in the applicable offering summary as superseded after pricing by the related pricing supplement, you will not receive periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments, if any, or other distributions made on the underlying equity (unless and until you receive underlying equity at maturity, if applicable) or, if the underlying equity is an index, on the stocks included in that index.

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The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity

The historical performance of the underlying equity, which is included in the applicable offering summary as superseded after pricing by the related pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the notes. Changes in value of the underlying equity will affect the trading price of the notes, but it is impossible to predict whether the value of the underlying equity will fall or rise.

You Will Have No Rights Against the Index Publisher or the Underlying Equity Issuer

You will have no rights against the index publisher or the underlying equity issuer (unless and until you receive underlying equity at maturity, if applicable) even though the market value of the notes is expected to depend primarily on the price of the underlying equity.

Neither the index publisher nor the underlying equity issuer will be involved in any way in the offering of the notes and will have no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to the underlying equity (unless and until you receive underlying equity at maturity, if applicable).

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the underlying equity and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Value of the Underlying Equity.    We expect that the market value of the notes will depend substantially on the relationship between the closing value of the underlying equity on the pricing date and the future value of the underlying equity. However, changes in the value of the underlying equity may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the underlying equity exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the underlying equity will continue to fluctuate from that time to the time when the ending value of the underlying equity is determined. If you choose to sell your notes when the value of the underlying equity is below the closing value of the underlying equity on the pricing date, you are likely to receive less than the amount you originally invested.

Trading prices of the underlying equity or, if the underlying equity is an index, the stocks included in that index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the markets on which the underlying equity or the stocks included in the underlying equity index are traded, and by various circumstances that can influence the values of the underlying equity or the stocks included in the underlying equity index in a specific market segment. Citigroup Funding’s hedging activities in the underlying equity or the stocks included in the underlying equity index, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the prices of the underlying equity or the stocks included in the underlying equity index.

Volatility of the Underlying Equity.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the underlying equity changes during the term of the notes, the market value of the notes may decrease.

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Events Involving the Underlying Equity Issuer or Companies Included in the Underlying Equity Index.    General economic conditions and earnings results of the underlying equity issuer or, if the underlying equity is an index, the companies whose stocks are included in that index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on the underlying equity or on the stocks included in the underlying equity index increase, we expect that the market value of the notes may decrease because the return on the notes does not incorporate the value of dividend payments. Conversely, if dividend yields on the underlying equity or on the stocks included in the underlying equity index decrease, we expect that the market value of the notes may increase.

Interest Rates.    If the underlying equity or, if the underlying equity is an index, the stocks included in the underlying equity index are listed on a U.S. stock exchange, we expect that the market value of those notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of those notes may decrease, and if U.S. interest rates decrease, the market value of those notes may increase.

If the underlying equity is an index and the stocks included in the underlying equity index are listed on one or more foreign stock exchanges, we expect that the market value of those notes will be affected by changes in interest rates in the U.S. or in the relevant foreign jurisdictions. In general, the market value of those notes may decrease if the difference between U.S. interest rates and the relevant foreign interest rates increases, and the market value of those notes may increase if the difference between U.S. interest rates and the relevant foreign interest rates decreases.

Time Premium or Discount.    As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the underlying equity the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of the underlying equity during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

Hedging Activities.    Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the underlying equity or, if the underlying equity is an index or an ETF, in one or more of the stocks included in that index or ETF or in other instruments, such as options, swaps or futures, based upon the underlying equity, the stocks included in the underlying equity index or ETF, or the index underlying the ETF. This hedging activity could affect the value of the underlying equity and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results of Citigroup Funding and Citigroup Inc.    Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition or results of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Amount You Receive at Maturity May Be Reduced Under Some Circumstances if the Underlying Equity is Diluted Because the Amount You Receive at Maturity Will Not Be Adjusted for All Events that Dilute the Underlying Equity

If the underlying equity is shares of a company, ADRs or ETF shares, the amount you receive at maturity will be subject to adjustment for a number of events arising from share splits and combinations, share dividends

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or other distributions, a number of other actions of the underlying equity issuer that modify its capital structure and a number of other transactions involving the underlying equity issuer, as well as for the liquidation, dissolution or winding up of the underlying equity issuer. You should refer to the section “Description of the Notes — Dilution Adjustments if the Underlying Equity Is Shares of a Company, ADRs or ETF Shares” in this product supplement. The amount you receive at maturity will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the price of the underlying equity, these other events may reduce the amount you receive at maturity on the notes.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

There is currently no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

The Market Value of the Notes May be Affected by Certain Purchases and Sales by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the underlying equity or, if the underlying equity is an index or an ETF, the stocks included in that index or ETF or derivative instruments relating to the underlying equity, to the stock included in an underlying equity index or ETF, or to the index underlying the ETF for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying equity and therefore the market value of the notes.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this product supplement or “Certain U.S. Federal Income Tax Considerations” in the applicable offering summary as superseded after pricing by the related pricing supplement.

Additional Risk Factors if the Underlying Equity Is an Index

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the Underlying Equity Index

Your return on the notes will not reflect the return you would realize if you actually owned the stocks included in the underlying equity index because the index publisher calculates the underlying equity index by

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reference to the prices of those stocks without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the notes may be less than the return you would realize if you actually owned the stocks included in the underlying equity index even if the ending value of the underlying equity index is greater than its starting value.

Foreign Jurisdictions

If the stocks included in the underlying equity index are listed on one or more foreign stock exchanges, you should be aware that investments in securities, such as the notes, that are indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities and the value of the underlying equity index and the notes.

The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the exchanges on which the stocks included in the underlying equity index are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges on which the stocks included in the underlying equity index are traded might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the underlying equity index may be limited by price limitations on, or suspensions of trading of, individual stocks included in the underlying equity index, which may, in turn, adversely affect the value of the notes or result in the occurrence of a market disruption event.

Prices of the stocks included in the underlying equity index are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Additional Risk Factors if the Underlying Equity Is ADRs

The Value of Underlying ADRs May Not Completely Track the Value of the Underlying Equity Issuer’s Ordinary Shares

If the underlying equity is an ADR, you should be aware that, although the trading characteristics and valuations of the underlying ADRs will usually mirror the characteristics and valuations of the ordinary shares represented by those ADRs, the value of the ADRs upon which a series of notes is based may not completely track the value of the equity issuer’s ordinary shares represented by those ADRs. Active trading volume and efficient pricing for the ordinary shares of the underlying equity issuer on the stock exchange(s) on which those ordinary shares principally trade will usually, but not necessarily, indicate similar characteristics in respect of the underlying ADRs. Because of the size of the offering of the underlying equity issuer’s ordinary shares in ADR form outside the countries in which those ordinary shares principally trade and/or other factors that have limited

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or increased the float of certain ADRs, the liquidity of the underlying ADRs may be less than or greater than that of the ordinary shares represented by those ADRs. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the underlying ADRs than for the ordinary shares. Since holders of ADRs may surrender the ADRs in order to take delivery of and trade the ordinary shares represented by those ADRs, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying ordinary shares that is not liquid will generally result in an illiquid market for the ADRs representing such ordinary shares.

The price of ADRs upon which a series of notes is based will be quoted in U.S. dollars. Thus, the trading price of the underlying equity at any time after the pricing date up to and including the valuation date will be expressed in U.S. dollars, and the maturity payment on the notes will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the currencies in which the ordinary shares of the underlying equity issuer are traded versus the U.S. dollar may reduce the trading price of the ADRs upon which a series of notes is based (and thus the trading price of and the maturity payment on the notes).

The Trading Price of Underlying ADRs and Notes the Underlying Equity of which is ADRs Will be Affected by Conditions in the Markets where those ADRs Principally Trade

Although the market price of ADRs upon which a series of notes is based is not directly tied to the trading price of the underlying equity issuer’s ordinary shares in the non-U.S. markets where those ordinary shares principally trade, the trading price of ADRs is generally expected to track the U.S. dollar value of the currency of the country where the underlying equity issuer’s ordinary shares principally trade and the trading price of the underlying equity issuer’s ordinary shares on the stock exchange(s) where those ordinary shares principally trade. This means that the trading value of any ADRs upon which a series of notes is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the underlying equity issuer’s ordinary shares principally trade and by factors affecting the stock exchange(s) where those ordinary shares principally trade.

ADRs linked to Non-U.S. Companies and Notes the Underlying Equity of which is ADRs Will be Affected by Conditions in the Markets where Shares of Those Non-U.S. Companies Principally Trade

Investments in securities linked to the value of equity securities of non-U.S. companies involve certain risks. Where the underlying equity issuer’s ordinary shares principally trade on a non-U.S. market, that market may be more volatile than U.S. markets. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices of companies located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that apply in emerging markets. These factors, which could negatively affect the value of such securities, include the possibility of recent or future changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economy of emerging nations may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

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Additional Risk Factors if the Underlying Equity Is ETF Shares

The Value of Underlying ETF Shares May not Completely Track the Value of the Shares in which the ETF Invests

If the underlying equity is ETF shares, you should be aware that, although the trading characteristics and valuations of the ETF shares will usually mirror the characteristics and valuations of the shares in which that ETF invests, the value of the ETF shares may not completely track the value of the shares in which that ETF invests. The ETF shares will reflect transaction costs and fees that the shares in which the ETF invests do not have.

Notes the Underlying Equity of which is Shares of an ETF May be Subject to Currency Exchange Rate Risk

If the underlying equity is shares of an ETF that invests in non-U.S. markets, the trading price of the stocks in which the ETF invests generally will reflect the U.S. dollar value of those stocks. Therefore, holders of notes the underlying equity of which is the shares of an ETF that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such stocks trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each stock in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the stocks in which an ETF invests will be adversely affected and the value of the notes or the amount you receive at maturity may decrease.

ETF Shares linked to Non-U.S. Companies and Notes Based Upon such ETF Shares Will be Affected by Conditions in the Markets where Shares of Those Non-U.S. Companies Principally Trade

Investments in securities linked to the value of equity securities of non-U.S. companies involve certain risks. Where the shares of a company in which the underlying equity issuer invests principally trade on a non-U.S. market, that market may be more volatile than U.S. markets. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices of companies located in emerging markets, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that apply in emerging markets. These factors, which could negatively affect the value of such securities, include the possibility of recent or future changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economy of emerging nations may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

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DESCRIPTION OF THE NOTES

The following description of the terms of the Upturn Notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus. If any information regarding the Upturn Notes in this Upturn Notes product supplement is inconsistent with the more general terms of the debt securities described in the accompanying prospectus supplement and prospectus, you should rely on the information in this Upturn Notes product supplement.

The offering summary applicable to a particular series of Upturn Notes will contain the specific information and terms for that offering. If any information in the applicable offering summary is inconsistent with this Upturn Notes product supplement, you should rely on the information in the offering summary. The final terms set forth in a pricing supplement will supersede the preliminary terms set forth in the related offering summary. The applicable offering summary as superseded after pricing by the related pricing supplement may also add, update or change information contained in this Upturn Notes product supplement or the accompanying prospectus supplement and prospectus. It is important for you to consider the information contained in the accompanying prospectus and prospectus supplement, this Upturn Notes product supplement and the applicable offering summary as superseded after pricing by the related pricing supplement in making your investment decision.

General

The Upturn Notes (the “Notes”) pay an amount at maturity that will depend on the percentage increase or decrease in the Ending Value of the Underlying Equity from its Starting Value. The Notes are not principal-protected. If the Ending Value of the Underlying Equity is greater than its Starting Value, the return on the Notes at maturity will be positive and will equal the product of (a) $10; (b) the upside participation rate specified in the applicable pricing supplement; and (c) the percentage increase in the Underlying Equity; subject to the maximum return on the Notes specified in the applicable pricing supplement. Because the return on the Notes is limited to the maximum return, the amount per Note you receive at maturity will not exceed $10 plus the product of (a) $10 and (b) the maximum return. If the Ending Value of the Underlying Equity is less than its Starting Value (and, for Notes that are subject to a Downside Threshold Value, the Downside Threshold Value is reached), the return on the Notes at maturity will be negative and the payment you receive will be directly linked to the percentage decrease in the Ending Value of the Underlying Equity from its Starting Value, in which event you will receive less than the amount of your original investment in the Notes. If the Ending Value of the Underlying Equity is equal to its Starting Value, the return on the Notes at maturity will be zero (without taking into consideration coupon payments, if any, on the Notes) and you will receive an amount equal to $10 per Note.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. Any payments due under the Notes are fully and unconditionally guaranteed by Citigroup Inc. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

If the offering summary as superseded after pricing by the related pricing supplement specifies that interest is payable on particular series of Notes, that interest will be payable at the per annum rate and on the dates

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specified in applicable pricing supplement. Unless specified otherwise in the applicable pricing supplement, the coupon will be calculated in the manner set forth in “Description of Debt Securities— ” in the accompanying prospectus. However, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Equity (unless and until you receive Underlying Equity at maturity, if applicable) or, if the Underlying Equity is an index, on the stocks included in that index.

Amount To Be Received at Maturity

The Notes will mature between 3 months and 5 years. The notes pay an amount at maturity (up to the maximum return on the Notes specified in the applicable pricing supplement) that will depend on the percentage increase or decrease in the Ending Value of the Underlying Equity from its Starting Value.

The percentage change in the Underlying Equity, which we refer to as the Equity Return Percentage, will equal the following fraction, expressed as a percentage:

Ending Value – Starting Value

Starting Value

The “Starting Value” will equal the closing value of the Underlying Equity on the Pricing Date.

The “Pricing Date” means the date on which the particular series of Notes are priced for initial sale to the public.

The “Ending Value” will equal the closing value of the Underlying Equity on the Valuation Date specified in the applicable offering summary as superseded after pricing by the related pricing supplement. This Ending Value will not change from the value fixed on the Valuation Date, even if the closing value of the Underlying Equity changes from the Valuation Date to maturity.

The “Valuation Date” will be specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

If the Underlying Equity is shares of a company, ADRs or ETF shares, the closing value for any date means the Closing Price of such shares or ADRs on that date, which for purposes of determining Starting Value is subject to adjustment for a number of dilution events.

Determination of the Amount To Be Received at Maturity

•	At maturity you will receive for each note that you hold:

•	if the Underlying Equity is an index, then:

$10 in cash plus a Note Return Amount that may be positive, zero or negative.

•	if the Underlying Equity is shares of a company, ADRs or ETF shares, then:

a certain number of underlying shares or ADRs, as applicable (or if you elect, the cash value of those shares or ADRs), which we refer to as the Equity Ratio, provided that, if specified in the applicable offering summary as superseded after pricing by the pricing supplement, in certain circumstances your payment at maturity will be in cash. The Equity Ratio will equal (a) the sum of $10 plus the note return amount; divided by (b) the Ending Value of the underlying shares or ADRs, as applicable.

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•	The “Note Return Amount” will equal:

•

if the Ending Value of the Underlying Equity has increased from its Starting Value, the product of (a) $10; (b) the upside participation rate specified in the applicable pricing supplement; and (c) the percentage increase in the Underlying Equity (provided, however, that the Note Return Amount cannot exceed the maximum return on the notes specified in the applicable pricing supplement);

•

if the Ending Value of the Underlying Equity has decreased from its Starting Value, the product of (a) $10 and (b) the percentage decrease in the Underlying Equity (in which case the Note Return Amount will be negative); UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached (as more fully described below), in which case the Note Return Amount will equal zero; or

•	if the Ending Value of the Underlying Equity is equal to its Starting Value, zero.

You may elect to receive from Citigroup Funding the cash value of the shares or ADRs, as applicable, you would otherwise receive at maturity by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5 Business Days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of underlying shares or ADRs, as applicable, equal to the Equity Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those underlying shares or ADRs based on the Closing Price on the Valuation Date. If you do not wish to receive underlying shares or ADRs at maturity under any circumstances, you should provide notice of your cash election to your broker.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Notes, and the stock delivery agent will then be obligated to purchase underlying shares or ADRs, as applicable, for you based on the Closing Price on the Valuation Date. Citigroup Global Markets has agreed to act as stock delivery agent for the Notes. You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours. Please note that as long as you hold the Notes through a brokerage account, you will need to contact your broker to exercise your cash election right.

The applicable offering summary (as superseded after pricing by the related pricing supplement) will specify if a particular series of notes is subject to a Downside Threshold Value, in which case that value will be determined on the Pricing Date (subject to adjustment for a number of dilution events) and will be set forth in the related pricing supplement. The Downside Threshold Value will be less than the Starting Value of the Underlying Equity and will be “reached” if the value of the Underlying Equity at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the specified Downside Threshold Value. Reaching the Downside Threshold Value will affect the Note Return Amount only if the Equity Return Percentage is negative. If the Equity Return Percentage is negative and the Downside Threshold Value is reached, then the Note Return Amount will be negative and will equal the product of (a) $10 and (b) the percentage decrease in the Underlying Equity. If the Equity Return Percentage is negative but the Downside Threshold Value has not been reached, then the Note Return Amount will be zero and you will receive at maturity the principal amount of your notes.

In lieu of any fractional share or ADR, as applicable, that you would otherwise receive in respect of any Notes, at maturity you will receive an amount in cash equal to the value of such fractional share or ADR. The number of full shares or ADRs, as applicable, and any cash in lieu of a fractional share or ADR that you receive at maturity will be calculated based on the aggregate number of Notes you then hold.

If the Underlying Equity is an index and closing value of the Underlying Equity is not available on the Valuation Date because of a Market Disruption Event or otherwise, the value of the Underlying Equity for that

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Underlying Equity Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Underlying Equity obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Underlying Equity by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Underlying Equity Business Days on which a Market Disruption Event is occurring, but not past the Underlying Equity Business Day prior to maturity.

If the Underlying Equity is shares of a company, ADRs or ETF shares, the “Closing Price” of the Underlying Equity (or in the case of ADRs, of the ordinary shares of the Underlying Equity Issuer) (or any other security for which a Closing Price must be determined as described in the section “Description of the Notes —Dilution Adjustments if the Underlying Equity Is Shares of a Company, ADRs or ETF Shares” in this product supplement) for any date of determination will be (1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing Trading Price or, if no closing Trading Price is reported, the last reported Trading Price on that date on the principal U.S. exchange on which the common stock or other security is listed or admitted to trading, and (2) if the common stock or other security are not listed on a national securities exchange on that date of determination, or if the closing Trading Price or last reported Trading Price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), the last quoted bid price for the common stock or other security in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no closing Trading Price or last reported Trading Price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Arca, NYSE Alternext US, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of the Underlying Equity or any other capital stock (as described under “— Dilution Adjustments if the Underlying Equity Is Shares of a Company, ADRs or ETF Shares” below) on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the security is listed or admitted to trading, and (2) if the security is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of

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our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

An “Underlying Equity Business Day” means:

(1) if the Underlying Equity is an index, a day, as determined by the calculation agent, on which the Underlying Equity index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Underlying Equity index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Underlying Equity index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error; or

(2) if the Underlying Equity is shares of a company, ADRs or ETF shares, a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Arca, NYSE Alternext US, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

A “Market Disruption Event” means:

(1) if the Underlying Equity is an index, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Underlying Equity index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Underlying Equity index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Underlying Equity index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Equity index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Equity index will be based on a comparison of the portion of the value of the Underlying Equity index attributable to that security relative to the overall value of the Underlying Equity index, in each case immediately before that suspension or limitation; or

(2) if the Underlying Equity is shares of a company, ADRs or ETF shares, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour preceding the close of trading on the applicable exchange or market, of accurate price, volume or related information in respect of (a) the Underlying Equity; (b) any options contracts or futures contracts relating to the Underlying Equity, or any options on such futures contracts; or (c) if the Underlying Equity is ETF shares, stocks which then comprise 20% or more of the value of the assets underlying the ETF; if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For Notes the Underlying Equity of which is ETF shares, for purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the assets underlying the ETF

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is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the ETF will be based on a comparison of the portion of the value of the assets underlying the ETF attributable to that security relative to the overall value of the assets underlying the ETF, in each case immediately before that suspension or limitation.

The specific index publisher, Underlying Equity Issuer, Underlying Equity, Valuation Date, Pricing Date, Equity Ratio (if applicable) and Downside Threshold Value (if any) will be specified in the applicable offering summary as superseded after pricing by the related pricing supplement.

Dilution Adjustments if the Underlying Equity Is Shares of a Company, ADRs or ETF Shares

If the Underlying Equity is shares of a company, ADRs or ETF shares, the Starting Value (and the Downside Threshold Value, if applicable) will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. If the Underlying Equity is ADRs, all references herein to common stock refer to that class of the Underlying Equity Issuer’s common stock that are represented by those ADRs.

If the Underlying Equity Issuer, after the date on which the relevant series of Notes are priced for initial sale to the public:

(1)	pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2)	subdivides or splits its outstanding common stock into a greater number of shares,

(3)	combines its outstanding common stock into a smaller number of shares, or

(4)	issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Starting Value will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. If the Underlying Equity is ADRs, in the event of a reclassification referred to in (4) above as a result of which no common stock is outstanding, the Starting Value will be determined by reference to the other shares of the Underlying Equity Issuer issued in the reclassification. If the Note is subject to a Downside Threshold Value, the Downside Threshold Value will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Starting Value will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be

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determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Starting Value will be further adjusted to equal the Starting Value that would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. If the Note is subject to a Downside Threshold Value, the Downside Threshold Value will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Starting Value will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. If the Note is subject to a Downside Threshold Value, the Downside Threshold Value will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date (and therefore the Ending Value to be used in the calculation of the Note Return Amount and Equity Ratio) will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity, and each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Equity Ratio multiplied by such fair market value UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached in which case you will receive at maturity per Note $10 in cash.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Starting Value will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. If the Note is subject to a Downside Threshold Value, the Downside Threshold Value will also be adjusted in that case in the manner described below.

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For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity, or in the case of ADRs, the ordinary shares of the Underlying Equity Issuer, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date (and therefore the Ending Value to be used in the calculation of the Note Return Amount and Equity Ratio) will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share or ADR, as applicable, of the Underlying Equity, and each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Equity Ratio multiplied by such sum UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached in which case you will receive at maturity per Note $10 in cash.

If any adjustment is made to the Starting Value as set forth above and the Note is subject to a Downside Threshold Value, an adjustment will also be made to the Downside Threshold Value by dividing the Downside Threshold Value by the relevant dilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, if the Underlying Equity is stock of a company, each holder of the Notes will receive at maturity for each Note a combination of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity (or, if the holder elects, the cash value of those shares) UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached in which case you will receive at maturity for each Note $10 in cash. If the Underlying Equity is an ADR, then, in each of these cases, each holder of the Notes will receive at maturity for each Note a combination of Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer’s subsidiaries’ capital shares equal to the Equity Ratio times (x) the number of ordinary shares represented by each ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per ordinary share of the Underlying Equity Issuer UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached in which case you will receive at maturity for each Note $10 in cash. Following the record date for an event described in this paragraph, if the Underlying Equity is stock of a company, the “Trading Price” will equal the Trading Price of the Underlying Equity, plus the Trading Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity. If the Underlying Equity is an ADR, the “Trading Price” will equal the Trading Price

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of the applicable ADR, plus the Trading Price of such subsidiaries’ capital shares times (x) the number of ordinary shares represented by each ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per ordinary share of the Underlying Equity Issuer. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments if the Underlying Equity Is Shares of a Company, ADRs or ETF Shares” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments if the Underlying Equity Is Shares of a Company, ADRs or ETF Shares” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity (or in the case of ADRs, of holders of ordinary shares of the Underlying Equity Issuer) entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Starting Value will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Starting Value and the Downside Threshold Value, if any, will be further adjusted to the Starting Value and the Downside Threshold Value, if any, that would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Starting Value will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

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The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer,

the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date (and therefore the Ending Value to be used in the calculation of the Note Return Amount and Equity Ratio) will be deemed to be equal to the Transaction Value.

If the Underlying Equity is shares of a company, the “Transaction Value” will equal the sum of (1), (2) and (3), below. If the Underlying Equity is ADRs, the “Transaction Value” will equal the number of ordinary shares of the Underlying Equity Issuer represented by each ADR times the sum of (1), (2) and (3), below:

(1)	for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2)	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3)	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and the Valuation Date that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity in the case of Underlying Equity that is shares of a company (or with respect to the ordinary shares in the case of Underlying Equity that is ADRs) or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the Underlying Equity is shares of a company and the Underlying Equity has been subject to a Reorganization Event, then each holder of the Notes will have the right to receive at maturity per $10 principal amount of Notes (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio (or, if the holder elects, the cash

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value of the Marketable Securities) UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached in which case you will receive at maturity per Note $10 in cash.

If the Underlying Equity is ADRs and the ordinary shares have been subject to a Reorganization Event, then each holder of the Notes will have the right to receive at maturity per $10 principal amount of Notes (i) cash in an amount equal to the Equity Ratio multiplied by (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of ordinary shares represented by each ADR and (ii) the number of Marketable Securities received for each ordinary share in the Reorganization Event multiplied by (x) the number of ordinary shares represented by each ADR and (y) the Equity Ratio (or, if the holder elects, the cash value of the Marketable Securities) UNLESS the Note is subject to a Downside Threshold Value but the Downside Threshold Value is not reached in which case you will receive at maturity per Note $10 in cash.

If the Underlying Equity is ADRs, the adjustments described herein assume that each ADR will continue to represent, directly or indirectly, the same number of ordinary shares of the Underlying Equity Issuer from the Pricing Date to and including the Valuation Date. If the number of ordinary shares represented by an ADR changes, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the Starting Value and the Downside Threshold Value, if any, will reflect the new ratio of ordinary shares to ADRs. If any of the events described above occurs with respect to ADRs and not with respect to or with proportional effect on the ordinary shares of the Underlying Equity Issuer, then the calculation agent will effect the applicable dilution adjustments based on the Trading Price and the outstanding number of ADRs.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Discontinuance of an Underlying Equity Index

If the Underlying Equity is an index and the index publisher discontinues publication of that Underlying Equity index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying Equity index, then the value of the Underlying Equity index will be determined by reference to the value of that successor or substitute index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If the index publisher discontinues publication of the Underlying Equity index and a successor index is not selected by the calculation agent or is no longer published on the date of determination of the value of the Underlying Equity index, the value to be substituted for the Underlying Equity index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the Underlying Equity index prior to any such discontinuance.

If the index publisher discontinues publication of the Underlying Equity index prior to the determination of the amount payable at maturity and the calculation agent determines that no successor index is available at that time, then on each Underlying Equity Business Day until the earlier to occur of (a) the determination of the amount payable at maturity and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of the Underlying Equity index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Equity index may adversely affect trading in the Notes.

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If a successor index is selected or the calculation agent calculates a value as a substitute for the Underlying Equity index as described above, the successor index or value will be substituted for the Underlying Equity index for all purposes, including for purposes of determining whether an Underlying Equity Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Equity index may adversely affect the value of the Notes.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation of an Underlying Equity Index

If the Underlying Equity is an index and at any time the method of calculating the Underlying Equity index or any successor index is changed in any material respect, or if the Underlying Equity index or any successor index is in any other way modified so that the value of the Underlying Equity index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Underlying Equity index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Equity index or the successor index. Accordingly, if the method of calculating the Underlying Equity index or any successor index is modified so that the value of the Underlying Equity index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the amount to be received at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “— Amount To Be Received at Maturity and “— Determination of the Amount To Be Received at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the beneficial owner of a Note will not be permitted to make a claim for unmatured interest against the entity that becomes subject to a bankruptcy proceeding, and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of a beneficial owner of a Note will be capped at the cash equivalent of the amount to be received at maturity, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding plus, if a coupon is payable on a particular series of Notes, an additional amount of coupon accrued on the principal amount of the Notes at the per annum rate applicable to those Notes up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for. The rate at which the Notes will bear interest on the unpaid amount due will be set forth in the applicable pricing supplement.

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Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon formerly known as The Bank of New York, as successor trustee to JPMorgan Chase Bank, N.A. under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its commercially reasonable judgment.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder of the Notes. For purposes of this summary, the term “U.S. Holder” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes who is the beneficial owner of a Note. The term “Non-U.S. Holder” means a beneficial owner of the Notes that is a non-resident alien individual or a foreign corporation. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this product supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, traders in securities electing to mark their positions to market, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary does not address the U.S. federal income tax consequences to holders who will hold Notes that are linked to the value of one or more foreign currencies or to the value of the shares of one or more ETFs. Notes linked to the value of one or more foreign currencies or to the value of the shares of one or more ETFs raise significant tax issues that differ materially from those raised by the notes that are discussed here. The U.S. federal income tax treatment of such Notes will be addressed in the applicable offering summary as superseded after pricing by the related pricing supplement and may be materially different from that described below.

This summary also does not address the U.S. federal income tax consequences to holders of Notes that are subject to a Downside Threshold Value. The U.S. federal income tax treatment of Notes that are subject to a Downside Threshold Value will be discussed in the applicable offering summary as superseded after pricing by the related pricing supplement and may be materially different from that described below.

Prospective holders considering investing in Notes linked to the value of one or more foreign currencies or to the value of the shares of one or more ETFs or that are subject to a Downside Threshold Value should carefully review the discussion of U.S. federal income tax consequences included in the applicable offering summary as superseded after pricing by the related pricing supplement and consult with their own tax advisors.

The following discussion assumes that, neither the issuer of the Underlying Equity nor, if the Underlying Equity is an equity index or shares of an ETF, any of the companies whose stocks are included in the index or held by the ETF, is or will become at any time during the term of the Notes, a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. Thus, it is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different than those described below. ACCORDINGLY, PROSPECTIVE INVESTORS (INCLUDING TAX-EXEMPT INVESTORS) IN THE NOTES SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

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In purchasing a Note, Citigroup Funding and each holder, unless otherwise required by law, agree to treat a Note for U.S. federal income tax purposes as a capped prepaid variable forward contract providing for the future purchase of, or payment based on the value of, the Underlying Equity at maturity under which an amount equal to the purchase price of the Notes is treated as a cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis in excess of any amounts paid currently or to recognize gain on the receipt of Underlying Equity at maturity of the Notes.

Taxation of Interest Payments. Under the characterization of the Notes agreed to above, the interest payments, if any, will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with the U.S. Holder’s method of accounting.

Taxation of Retirement of a Note for Cash. Under the characterization of the Notes agreed to above, if at maturity the U.S. Holder receives cash, then such U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received and its purchase price for the Notes. In the case of Notes with a term greater than one year, such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at maturity.

Taxation of Other Retirement of a Note. Under the characterization of the Notes agreed to above, if at maturity the U.S. Holder receives the Underlying Equity pursuant to the U.S. Holder’s purchase obligation, then such U.S. Holder will recognize no gain or loss on the purchase of Underlying Equity by application of the cash deposit. Under the treatment agreed to above, the U.S. Holder will have a tax basis in such Underlying Equity equal to the U.S. Holder’s purchase price for the Notes, less the portion of the purchase price of the Notes allocable to any fractional share or ADR, as described in the next sentence. A U.S. Holder will recognize capital gain or loss, which may be treated as short-term gain or loss without regard to such holder’s holding period for the Note, with respect to cash received in lieu of fractional shares or ADRs, in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the Notes allocable to fractional shares or ADRs (based on the relative number of fractional shares or ADRs and full shares or ADRs received by the U.S. Holder). A U.S. Holder’s holding period for Underlying Equity received will begin on the day following the receipt of such Underlying Equity.

If, as a result of one or more dilution adjustments, at maturity the U.S. Holder receives any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation, although not free from doubt, the U.S. Holder should allocate its tax basis in the Notes pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s tax basis in any Marketable Securities received would equal the pro rata portion of its tax basis in the Notes allocated thereto and the U.S. Holder would recognize capital gain or loss equal to the difference between the cash received and the portion of the tax basis in the Notes allocated thereto.

If the value of the Underlying Equity received by a U.S. Holder is greater than the U.S. Holder’s purchase price for the Notes, it is possible that the IRS would treat the U.S. Holder as if at maturity of the Notes it had received a taxable cash payment from Citigroup Funding, and had then used that cash to purchase Underlying Equity. Under this treatment, the U.S. Holder would be required to recognize capital gain equal to the difference between (x) the amount paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s Notes, and (y) the U.S. Holder’s purchase price for the Notes. Under this treatment, the U.S. Holder’s tax basis in the Underlying Equity received would be equal to the amount of cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s Notes. Citigroup Funding believes that, if at maturity of the Notes a U.S. Holder receives Underlying Equity, for U.S. federal income tax purposes, it is reasonable to treat a

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U.S. Holder as purchasing Underlying Equity (rather than receiving cash) under the forward contract, because (a) a U.S. Holder is entitled to receive at maturity of the Notes a number of Underlying Equity equal to the Equity Ratio set forth in the terms of the Notes, (b) the U.S. Holder will automatically receive such Underlying Equity, pursuant to a pre-existing agreement between Citigroup Funding and Citigroup Global Markets and deemed instructions from the holder to Citigroup Funding and Citigroup Global Markets, and (c) a U.S. Holder that wishes to receive the cash equivalent of such Underlying Equity must affirmatively instruct Citigroup Funding to deliver such cash.

Taxation of Sale or other Taxable Disposition of a Note prior to Maturity. Under the characterization of the Notes agreed to above, upon the sale or other taxable disposition of a Note prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (x) the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, if any, which will be taxed as such), and (y) the U.S. Holder’s purchase price for the Notes. In the case of Notes with a term greater than one year, such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of disposition.

Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

Under alternative characterizations of the Notes, it is possible, for example, that a Note with a term greater than one year could be treated as a contingent payment debt instrument. Notes, regardless of their term, could also be characterized as including a debt instrument and a forward contract or two or more options. In addition, as described above, a U.S. Holder may be required by the IRS to recognize capital gain even in a case where the U.S. Holder receives Underlying Equity at maturity of the Notes. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

In December 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, in December 2007, legislation was introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Regulations proposed in 2004 would require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the proposed regulations

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states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires a current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS publishes future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income with respect to the payment at maturity of the notes over the term of the notes.

Finally, or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules could potentially be applicable to the notes with a term greater than one year in circumstances where the Underlying Equity includes an equity interest in a “pass-thru entity,” as defined under the Code (such as a regulated investment company or as a real estate investment trust). These rules have no immediate application, however, to forward contracts in respect of the stock of most corporations, including any notes where the Underlying Equity represents an index or stock of a specific company, assuming the specific company and each of the companies whose stocks are included in the index is not and will not become at any time during the term of the notes, a passive foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on any underlying asset from the scope of “constructive ownership” transactions. This category may include the notes. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Non-United States Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders other than Non-U.S. Holders that hold, directly or indirectly, more than 5% in value of either the outstanding Notes or, where the Underlying Equity is the stock of a specific company, the outstanding Underlying Equity (including for these purposes, exposure through ownership of the Notes) at any time throughout their holding period for the Notes (“Significant Non-U.S. Holders”). Significant Non-U.S. Holders should consult with their own tax advisors in determining the tax consequences of the acquisition, ownership, and disposition of the Notes. In the case of a Non-U.S. Holder, any payments made with respect to the Notes will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such Non-U.S. Holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Estate Tax

In the case of a Non-U.S. Holder that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the Non-U.S. Holder should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

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Backup Withholding and Information Reporting

A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Recent Legislative Proposals

The Obama Administration has recently proposed legislation that would impose a 20% withholding tax on the gross proceeds of the sale of Notes effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of this proposal have not yet been made public, although the Administration’s summary of this proposal indicates that it is not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, this proposal may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in respect of the Notes.

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PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets, will govern the sale and purchase of the Notes.

The applicable offering summary as superseded after pricing by the related pricing supplement will specify whether a particular series of Notes is expected to be listed on a securities exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Market Value of the Notes May Be Affected by Certain Purchases and Sales by Affiliates of Citigroup Funding” in this product supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup or its affiliates have investment discretion will NOT be permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

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You should rely only on the information contained or incorporated by reference in this product supplement, prospectus and prospectus supplement, and the accompanying offering summary or pricing supplement, as the case may be. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this product supplement, prospectus or prospectus supplement or the accompanying offering summary or pricing supplement, as the case may be, is accurate as of any date other than the date on the front of such document.

Upturn Notes Product Supplement
Summary Information – Q&A	UPS-2
Risk Factors Relating to the Notes	UPS-8
Description of the Notes	UPS-15
Certain United States Federal Income Tax Considerations	UPS-28
Plan of Distribution	UPS-33
ERISA Matters	UPS-33

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc	8
Citigroup Funding Inc	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

Citigroup Funding Inc.

Medium-Term Notes, Series D

Upturn Notes

$10 Principal Amount per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Upturn Notes

Product Supplement

May 28, 2009

(Including Prospectus Supplement

Dated February 18, 2009 and

Prospectus Dated February 18, 2009)